Exhibit 99.1

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material terms of our capital stock. This summary is not meant to be a complete description of our capital stock, and we urge you to read the full text of our Second Amended and Restated Certificate of Incorporation (our “Charter”), our Second Amended and Restated Bylaws (our “Bylaws”) and the Stockholder’s Agreement, dated June 29, 2017 (the “Stockholder’s Agreement”), between Forestar Group Inc. and D.R. Horton, Inc. (“D.R. Horton”), which are incorporated by reference herein.

Authorized Capital Stock

Our authorized capital stock consists of 200 million shares of common stock, par value $1.00 per share, and 25 million shares of preferred stock, par value $0.01 per share.

Common Stock

Shares Outstanding. There were approximately [42 million] shares of our common stock issued and outstanding as of [October 5], 2017. All outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Dividends. Subject to prior dividend rights of the holders of any preferred stock and any other class or series of stock having a preference as to dividends over our common stock, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors, subject to the approval rights of D.R Horton under our Second Amended and Restated Certificate of Incorporation and the Stockholders Agreement, out of funds legally available for that purpose.

Voting Rights. Subject to the approval rights of D.R. Horton under our Second Amended and Restated Certificate of Incorporation and the Stockholder’s Agreement, each outstanding share of our common stock is entitled to one vote per share on each matter to be voted on by the holders of our common stock. The holders of our common stock are not entitled to cumulative voting of their shares in elections of directors.

Other Rights. In the event of any liquidation, dissolution or winding up of the Company, after the satisfaction in full of the liquidation preferences of holders of any preferred stock, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise. Other than the pre-emptive rights of D.R. Horton under the Stockholder’s Agreement, holders of shares of our common stock are not entitled to pre-emptive rights.

Preferred Stock

Our Second Amended and Restated Certificate of Incorporation authorizes our board of directors, subject to the approval rights of D.R. Horton under our Second Amended and Restated Certificate of Incorporation and the Stockholder’s Agreement, without the approval of our stockholders, to issue shares of our preferred stock and to fix by resolution the designations, preferences, and relative, participating, optional or other special rights, and such qualifications, limitations, or restrictions on such shares, including, without limitation, redemption rights, dividend rights, liquidation preferences, and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series. The issuance of preferred stock may have the effect of diluting the earnings per share and book value per share of outstanding shares of our common stock. In addition, our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and no present intention to issue any shares of preferred stock.

Delaware Anti-takeover Law

Section 203 of the Delaware General Corporation Law (“DGCL”), subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” (i.e., generally a stockholder owning 15% or more of the corporation’s voting stock) for a period of three years following the time such stockholder becomes an “interested stockholder.” We are not currently governed by Section 203 of the DGCL. We will become governed by Section 203 of the DGCL at such time as D.R. Horton gives public notice that it owns less than 15% of our voting securities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

NYSE Listing

Shares of our common stock are listed on the New York Stock Exchange and trade under the symbol “FOR.”